TeleAmerica Television Network
1411 Warner Ave., Suite B, Tustin, CA 92780
Phone (714) 716-5000

EXHIBIT
Material Contracts

There are no material contracts at the present time.
TeleAmerica Television Network, Corp, will update filling if any material contract is entered.